Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Morgans Hotel Group Co.

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-131834) and on Form S-3 (No. 333-149249) of Morgans Hotel Group Co. of our report dated March 12, 2008, relating to the financial statements of Morgans Hotel Group Europe Limited and our report dated March 12, 2008 relating to the financial statements of SC London Limited, included in this annual report on Form 10-K for the year ended December 31, 2007.

/s/  BDO Stoy Hayward LLP
BDO Stoy Hayward LLP

London, UK
March 17, 2008